Exhibit 99.1

Marinus Pharmaceuticals Provides Business Update and Reports Fourth Quarter 2020 Financial Results

•	PCDH19 related epilepsy (PCDH19-RE) Phase 2 Violet Study Proof-of-Concept Trial (n=21) shows a median 61.5% reduction in seizure frequency for ganaxolone compared to 24.0% for placebo (p=0.17)
•	Interim efficacy and safety evaluation of the CALM Study (open label Phase 2 trial) designed to evaluate the preliminary efficacy and safety of adjunctive ganaxolone treatment in tuberous sclerosis complex (TSC), supports advancing to Phase 3
•	CALM Study (in TSC) will complete enrollment this week with top line data expected in Q3 2021
•	Remain on track to submit NDA for use of ganaxolone in CDKL5 deficiency disorder (CDD) in mid-2021
•	Site initiations and enrollment of patients continues in Phase 3 clinical trial of IV ganaxolone (RAISE trial) for the treatment of refractory status epilepticus (RSE). Top line data on track for 1H 2022
•	Raised gross proceeds of $70 million in an underwritten public offering in December
•	Edward F. Smith, Chief Financial Officer, will be leaving the company to pursue other career opportunities; J&J veteran, Steven Pfanstiel, will join the company as new CFO

RADNOR, Pa.--(BUSINESS WIRE)-- Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat rare seizure disorders, today provided an update on its clinical and regulatory development activities and reported its financial results for the fourth quarter and fiscal year ended December 31, 2020.

“Although 2020 was extremely challenging for so many, we finished the year achieving several important milestones, which has provided momentum into 2021,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus Pharmaceuticals. “We remain on track to submit a new drug application to the FDA for use of ganaxolone in CDKL5 Deficiency Disorder, continue active enrollment in our Phase 3 RSE trial, while advancing and expanding our oral programs. In the second half of 2021 our attention will continue to be focused on enrolling our Phase 3 trials in RSE and TSC, advancing our commercialization preparations for ganaxolone’s potential launch in CDKL5 deficiency disorder, and expanding our novel formulation development work. We are also looking to expand our oral and IV franchises into new target therapeutic indications with significant unmet medical need and a strong scientific rationale for the use of ganaxolone.”

“Based on the progress to date, as well as our analysis of all prior studies in a number of epilepsy indications, we believe that the oral formulation of ganaxolone has the potential to become an important drug in a variety of rare, pediatric seizure disorders, a tremendous complement to our expanding IV franchise,” Dr. Braunstein said.

Dr. Braunstein added, “In December, we raised $70 million, ending the year with $140 million of cash on hand, which provides financial support for our ongoing clinical trials, commercial planning and portfolio development. We continue to add talent throughout the organization, including in our commercial, clinical, legal, regulatory, and operations areas. Our focus remains on realizing ganaxolone’s potential to help those suffering from rare seizure disorders.”

Pipeline Update:

PCDH19 Related Epilepsy (PCDH19-RE)

•	Top line data from PCDH19 Phase 2 Violet Study proof-of-concept trial (n=21) showed an encouraging efficacy signal, consistent with the Phase 3 Marigold Study (CDKL5) reported in September
•	Ganaxolone showed an absolute 61.5% improvement in seizure frequency compared to 24.0% in the placebo arm (p=0.17)
•	Ganaxolone was generally well tolerated, with one patient discontinuing in the ganaxolone arm due to a serious adverse event, psychogenic nonepileptic seizures, judged by the investigator to be ganaxolone-related
•	There was no efficacy signal for the allopregnanolone-sulfate biomarker
•	The company plans to present the findings from the Violet Study at a scientific meeting later this year, and also intends to submit the results for publication in a medical journal

"These findings are very encouraging for those living with PCDH19-related epilepsy, in which many patients continue to experience clusters of seizures that often require inpatient hospitalization. Reducing seizure frequency for this patient population is clinically meaningful," said Joseph Sullivan, M.D., Professor of Neurology & Pediatrics, Director, UCSF Benioff Children’s Hospital Pediatric Epilepsy Center of Excellence.

Tuberous Sclerosis Complex (TSC)

•	The company’s interim evaluation of efficacy and safety from the CALM Study in TSC supports plan to move to a Phase 3 trial in Q3 2021
•	Full top-line data (trial enrollment approximately 25 patients) is expected in Q3 2021
•	The Phase 2 trial protocol was designed with a four-week baseline phase, followed by a 12-week treatment phase during which patients will receive up to 600mg of ganaxolone (oral liquid suspension) three times a day. Patients who meet eligibility criteria may continue ganaxolone treatment during a planned 24-week extension phase

•	An end of Phase 2 meeting with the FDA is targeted for Q2 2021 and a meeting with the European Medicines Agency (EMA) is targeted for Q3 2021
•	Enrollment of the first patient in double blind, placebo controlled, global Phase 3 trial is anticipated in Q4 2021

CDKL5 Deficiency Disorder (CDD)

•	A pre-NDA meeting with the FDA is scheduled for the end of the first quarter of 2021 to gain FDA’s alignment on the proposed format and content of the NDA, which is on track to be submitted by mid-year
•	The company presented additional details of the Phase 3 Marigold Study at AES 2020 in December, including:

•	An analysis of data showing a consistent efficacy signal across multiple subgroups, including a 36.7% estimated difference in major motor seizure frequency relative to placebo in U.S. patients (n=41)
•	Preliminary analysis of data from the open-label extension provided supportive data on the durability of ganaxolone efficacy, demonstrating a 52.7% median reduction in major motor seizure frequency in patients who had completed approximately one year of therapy
•	Higher average ganaxolone plasma concentrations correlated with improvements in seizure frequency. Data were also presented that support three times a day dosing

•	Marinus initiated an expanded access program (EAP) in the U.S. for patients with CDD
•	The Phase 3 Marigold Study was the first double-blind, placebo-controlled trial to demonstrate efficacy in CDD and the first Phase 3 trial to examine three times a day dosing of ganaxolone in pediatric patients
•	The company remains on track for an EMA pre-marketing authorization application (MAA) meeting to support a MAA submission targeted for the end of Q3 2021
•	Discussions continue for European commercial partner, targeting a completion this summer

Refractory Status Epilepticus (RSE)

•	Several patients have been enrolled in the RAISE trial for the treatment of RSE, with site activations, screening and enrollment ongoing
•	Company expects to have vast majority of sites for the Phase 3 RAISE trial open by the end of Q2, despite the headwinds at hospital intensive care units created by COVID-19
•	Topline data expected in 1H 2022

•	The RAISE trial is a randomized, double-blind, placebo-controlled trial that will evaluate the efficacy and safety of IV ganaxolone in patients with RSE who have failed benzodiazepines and two or more second line intravenous antiepileptic drugs (AEDs)
•	The trial will examine the proportion of participants with RSE who experience seizure cessation within 30 minutes of initiation of IV ganaxolone as well as the rate of progression to IV anesthesia within 36 hours
•	Ganaxolone development for RSE is being funded, in part, by the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, under contract number 75A50120C00159
•	A Phase 2 trial of adjuvant use of ganaxolone in established status epilepticus (ESE) is planned to begin enrollment in Q1 2022; trial will investigate early intervention in the treatment of status epilepticus, targeting patients who present to the emergency room with convulsive SE, and who have been treated with and failed first-line treatment with benzodiazepines
•	Planning continues for a separate RSE trial to be conducted in Europe. Marinus intends to meet with the EMA to discuss trial design this quarter; trial planned to commence in the first half 2022
•	Marinus continues to field requests from investigators for IV ganaxolone for patients with super refractory status epilepticus (SRSE) under an Emergency Investigational New Drug application (eIND)

Corporate Update

•	Company raised $70 million of gross proceeds in an underwritten public offering of 5 million shares of common stock, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by Marinus
•	Continued growing commercial team commensurate with planning for a mid-2021 NDA submission of ganaxolone in the treatment of seizure disorders in patients with CDD and a mid year 2022 launch, if approved

CFO Transition

Edward F. Smith, Chief Financial Officer, will be leaving the company to pursue other career opportunities. Mr. Smith has been with the company since 2013, and during his tenure has driven the finance, accounting, information technology, and program management functions, as Marinus sharpened its focus onto its core rare epilepsy franchise. The company has appointed Steven Pfanstiel, who brings 16 years of J&J experience in various financial reporting and business support roles, and most recently at LifeScan Inc., a former J&J business unit focused on blood glucose monitoring, where he served as Vice President, Finance. Mr. Pfanstiel’s effective start date is April 12, 2021.

Financial Update

At December 31, 2020, the company had cash, cash equivalents and investments of $140.0 million, compared to $91.7 million at December 31, 2019. The company believes its cash and cash equivalents as of December 31, 2020 will enable it to fund the company’s current scale of operating expenses and capital expenditures into 2Q 2022. Marinus projects spend in the range of $18 to $20 million per quarter in 2021, offset by approximately $2 to $3 million per quarter from BARDA in 2021. This spend could increase in 3Q with the initiation of the TSC trial and ongoing expenses associated with the RAISE trial.

Marinus recognized $1.7 million in federal contract revenue in the year ended December 31, 2020 as a result of the BARDA contract the company entered into in September 2020. No federal contract revenue was recognized in the year ending December 31, 2019.

Research and development expenses increased to $13.0 million and $51.1 million for the three and twelve months ended December 31, 2020, respectively, as compared to $12.5 million and $43.0 million for the same periods in the prior year. The increase was due primarily to Marinus’ ongoing enrollment in the company’s Phase 3 Marigold Study, which top-line data were announced during the third quarter of 2020, and increased drug development activity, including preclinical studies and manufacturing activities in preparation for a potential NDA filing for ganaxolone in CDD and the recently initiated RAISE trial.

General and administrative expenses increased to $6 million and $18.6 million for the three and twelve months ended December 31, 2020, respectively, compared to $3.0 million and $11.5 million for the same periods in the prior year. The primary drivers of the increase were increased legal and consulting fees of $2.7 million and $1.5 million related to increased headcount as we scale up the company’s operations and prepare for potential commercialization, and noncash stock-based compensation of $1.6 million.

The company reported net losses of $17.5 million and $67.5 million for the three and twelve months ended December 31, 2020, respectively, compared to $15.4 million and $54.1 million in the same period a year ago. Cash used in operating activities increased to $60.9 million for the year ended December 31, 2020 compared to $48.6 million for the same period a year ago.

Readers are referred to, and encouraged to read in its entirety, the company’s Annual Report on Form 10-K for the year ended December 31, 2020, to be filed with the Securities and Exchange Commission, which includes further detail on the above-referenced matters and the company’s business plans, operations, financial condition and results of operations.

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

Unaudited

	December 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$138,509	$90,943
Investments	1,474	739
Contract revenue receivable	1,646	-
Other assets	8,833	7,160
Total assets	$150,462	$98,842
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$10,729	$8,031
Other long term liabilities	2,534	3,042
Total liabilities	13,263	11,073
Total stockholders’ equity	137,199	87,769
Total liabilities and stockholders’ equity	$150,462	$98,842

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Federal contract revenue:	$1,546	$—	$1,718	$—
Expenses:
Research and development	$13,044	$12,512	$51,106	$42,966
General and administrative	6,005	2,960	18,549	11,456
Loss from operations	-17,503	(15,472)	(67,937)	(54,422)
Interest income	54	72	499	354
Other (expense) income	-20	(9)	(37)	(53)
Net loss	$(17,469)	$(15,409)	$(67,475)	$(54,121)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.55)	$(1.02)	$(2.80)	$(3.97)
Basic and diluted weighted average shares outstanding	31,832,970	15,113,498	27,270,055	13,628,194

New Leadership Hires

Steven E. Pfanstiel, Chief Financial Officer (Effective April 12, 2021)

Mr. Steven Pfanstiel is an accomplished life sciences and pharmaceuticals industry professional with extensive experience developing and implementing financing strategies to support R&D, supply chain, and global commercialization organizations. He was most recently Vice President, Finance for LifeScan of Malvern, PA, a world leader in blood glucose monitoring known for OneTouch brand products for managing diabetes, where he was responsible for a finance team of over 40 and drove significant cost savings while optimizing investment in sales and marketing. Prior to LifeScan, Mr. Pfanstiel held financial leadership roles in a wide range of life sciences and pharmaceutical organizations, including Senior Director, Financial Planning and Analysis (FP&A) at Optinose; Senior Director, Global Strategic Marketing, at DePuy Synthes (Johnson & Johnson); Senior Director, North America Commercial, Worldwide Financial Reporting, and Portfolio for LifeScan & Animas (Johnson & Johnson). Prior to his roles with LifeScan and Optinose, Mr. Pfanstiel worked for 16 years in various divisions and operating companies of Johnson & Johnson. Mr. Pfanstiel holds a B.A. in Physics from Wabash College in Crawfordsville, IN; an M.S. in Environmental Systems Engineering from Clemson University in Clemson, SC; and an M.B.A. in Finance from the Kelley School of Business at Indiana University in Indianapolis, IN.

Ian Miller, MD, Vice President, Clinical Development

Dr. Ian Miller is a pediatric epileptologist with 14 years of experience at Nicklaus Children's Hospital in Miami, where he most recently served as the Chair of the Neurology Department, and on the Board of Directors for First Choice Neurology (a private practice of over 80 neurologists). Within the hospital he was the founding Medical Director of the Ion Channel Epilepsy Program, co-Director of the Tuberous Sclerosis Program, and the Director of Neuroinformatics. Dr. Miller’s research experience includes participation in all five of the pivotal trials for cannabidiol, including one as a first author. He was also a primary investigator for fenfluramine, nasal diazepam, and neuropace, among others, and has provided input regarding trial design and endpoints for three early gene therapy candidates in SCN1A, and enrolled patients in one of them as PI. He is a member of the Medical Advisory Board for the Dravet Syndrome Foundation (DSF), and a member of the American Epilepsy Society. He is board certified in Neurology with a special qualification in Child Neurology, as well as Clinical Neurophysiology, Epilepsy, and Neuroimaging. Dr. Miller testified with the DSF at the FDA in 2018 regarding the need for an ICD10 code for Dravet syndrome, leading to the approval of the G40.83 and its subgroups in October of 2020. Dr. Miller received his M.D. degree from the University of Iowa, in Iowa City, where he grew up. He completed residency and fellowship training at the University of Utah and the University of Washington before completing Clinical Neurophysiology fellowship at Miami Children’s Hospital.

Ian Hunt, Vice President, Market Access & Channel Strategy

Ian Hunt has over 25 years of experience leading payer & channel strategy, field sales and marketing in commercial and pre-commercial programs for some of the industry’s foremost pharmaceutical and biotech companies. He has worked on the launch of over a dozen products and managed pricing and contracting for both Pharmacy and Medical Benefit products. He was most recently Vice President of Market Access; Payor and Site of Care Strategy & Marketing for Horizon Therapeutics where he was responsible for four Business Units, nine Brands, and investigational new products. Previously, Mr. Hunt served as Head, Value & Access – Strategy/Marketing at Bioverativ, Inc., Vice President, Head Global Market Access, Patient Services, and Channel Strategy for Sage Therapeutics, and Senior Director, Payer & Channel Strategy and Marketing for Genzyme. Mr. Hunt holds a Master of Science degree in Politics & Economics from the University of Bristol in the United Kingdom where he was a Rotary Scholar, and a BA from Troy University in Alabama.

Fred Halperin, Vice President, Marinus Technology Solutions (IT)

Fred Halperin brings more than 35 years of healthcare and technology experience to Marinus. Immediately prior to joining Marinus, Mr. Halperin was Senior Director, IT Strategy, Transformation and Enablement Services for Otsuka Pharmaceuticals where he led a global effort to define a 3-year IT Roadmap as well as establish several internal technology support functions and processes. Prior to Otsuka, Mr. Halperin worked in the Office of the CIO at Johnson & Johnson as the Chief of staff to the Corporate Chief Information and Chief Technology officers. In this role, Mr. Halperin acted on their behalf as the primary technology liaison to the J&J Executive Committee and Board of Directors, led the creation and implementation of the enterprise IT strategy and managed several high-priority technology initiatives in partnership with the business lines and global technology infrastructure function. Prior to these recent corporate roles, Mr. Halperin was a senior life sciences technology practice leader with two leading global management consulting firms. Mr. Halperin earned his Bachelor of Science degree in both Computer Science and Industrial Psychology from Tulane University in New Orleans, LA.

About Ganaxolone

Ganaxolone, a positive allosteric modulator of GABAA receptors, is being developed in intravenous and oral formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Unlike benzodiazepines, ganaxolone exhibits anti-seizure and anti-anxiety activity via its effects on both synaptic and extrasynaptic GABAA receptors. Ganaxolone has been studied in more than 1,600 patients, both pediatric and adult, at therapeutically relevant dose levels and treatment regimens for up to four years.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of innovative therapeutics to treat rare seizure disorders. Ganaxolone is a positive allosteric modulator of GABAA receptors that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety potential. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus recently completed the first ever Phase 3 pivotal trial in children with CDKL5 deficiency disorder and is conducting a Phase 3 trial in refractory status epilepticus, Phase 2 trial in tuberous sclerosis complex and a Phase 2 biomarker-driven proof-of-concept trial in PCDH19-related epilepsy. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our clinical development plans for ganaxolone; our statement that we will complete enrollment in the CALM Study this week; our expectation to release top line TSC data from the CALM Study in Q3 2021; our plans to present the Violet Study at a scientific meeting later this year and to publish the trial in a scientific journal; our expectation to move to a Phase 3 trial in TSC in the third quarter of 2021; our plans to have a pre-NDA meeting with the FDA at the end of Q1 2021 for our planned mid-2021 NDA submission for CDD; our plans for the EMA pre-marketing authorization application meeting to support a MAA submission for CDD at the end of the third quarter of 2021; our plans for entering into an agreement with a European commercial partner, targeting completion in the summer of 2021; our expectation to have a vast majority of sites for the Phase 3 RAISE trial open by the end of Q2 2021 with topline data expected in 1H 2022; our plans for a separate RSE trial to be conducted in Europe to commence in the first half of 2022; our exploration of earlier intervention for treatment in SE in ESE, targeting convulsive patients in the emergency room who have been treated with and failed benzodiazepines; our plans for a potential mid-2021 NDA submission and a fiscal 2022 launch, if approved, of ganaxolone in CDD; our expectations to hold a meeting with the EMA in Q3 2021 with the first patient enrolled in a double blind, placebo controlled, global Phase 3 trial for TSC in Q4 2021; our expectations that our cash, cash equivalents and investments will be sufficient to fund our operating expenses and capital expenditures into the second quarter of 2022; the potential for our spend to increase in the third quarter of 2021 with the initiation of the TSC trial and ongoing expenses associated with the RAISE trial; the potential safety and efficacy of ganaxolone; expectations regarding our ability to receive and utilize a priority review voucher; the therapeutic potential of ganaxolone; our belief that ganaxolone has the potential to become an important drug in a variety of rare, pediatric seizure disorders; and our plans for an expanded access program for ganaxolone.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the U.S. Food and Drug Administration may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; our ability to obtain, maintain, protect and defend intellectual property for our product candidates; delays, interruptions or failures in the manufacture and supply of our product candidate; our ability to raise additional capital; the effect of the COVID-19 pandemic on our business, the medical community and the global economy; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see filings Marinus has made with the Securities and Exchange Commission.

Sasha Damouni Ellis
Vice President, Investor Relations & Corporate Communications
Marinus Pharmaceuticals, Inc.
484-253-6792
sdamouni@marinuspharma.com

Source: Marinus Pharmaceuticals